                                                             EXHIBIT 11.1


         STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                                                   Three Months Ended
                                                                        March 31,
                                                                 -----------------------
                                                                 1996              1995
                                                                 ----              ----

Weighted average common shares outstanding ...............      10,575,000         589,000

Effect of Convertible Preferred Stock -- assumed converted
    at date of issuance ..................................            --         6,599,000

Effect of Common and Common equivalent Shares issued
    by the Company during the twelve month period
    immediately preceding the Company's initial public
    offering in November 1995, as if they were outstanding
    for all periods presented prior to the initial public
    offering (using the treasury stock method) ...........            --           800,000
                                                              ------------     -----------

Shares used in computing net loss per share ..............      10,575,000       7,988,000

Net loss .................................................    $ (2,633,788)    $(1,201,594)
                                                              ============     ===========

Net loss per share .......................................    $       (.25)    $      (.15)
                                                              ============     ===========